UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2011

KONA GRILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34082	20-0216690
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 E. Camelback Road, Suite 220 Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 922-8100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01  Entry into a Material Definitive Agreement

Reference is made to the information set forth under Item 5.02 of this Current Report on Form 8-K.  The disclosure contained in Item 5.02 and the information contained in Exhibit 10.28 attached hereto is hereby incorporated by reference in its entirety into this Item 1.01.

Item 1.02  Termination of a Material Definitive Agreement

Reference is made to the information set forth under Item 5.02 of this Current Report on Form 8-K. The disclosure contained in Item 5.02 and the information contained in Exhibit 99.1 attached hereto is hereby incorporated by reference in its entirety into this Item 1.02.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 7, 2011, we notified the staff of the Nasdaq Stock Market that as a result of Mr. Nahkunst’s acceptance of the role of interim President and Chief Executive Officer, he is no longer considered to be an independent director of our Audit Committee. Therefore, we no longer comply with the audit committee composition requirement set forth in Listing Rule 5605(c)(2) requiring that the audit committee be comprised of at least three independent directors.

 On June 8, 2011, we received a letter from Nasdaq indicating that the Company no longer complies with Nasdaq's audit committee requirements as set forth in Listing Rule 5605. Consistent with Listing Rule 5605(c)(4), Nasdaq has provided the Company a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or June 7, 2012. If the next annual shareholders’ meeting is held before December 5, 2011, then the Company must evidence compliance no later than December 5, 2011. We expect to fill the vacancy on the audit committee within the cure period.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 3, 2011, Marc A. Buehler, President and Chief Executive Officer and member of the Board of Directors, resigned as an officer and as a director of our Company, effective immediately.

On June 3, 2011, we entered into a Separation Agreement (the “Agreement”) with Marc A. Buehler relating to Mr. Buehler’s resignation from the Company effective June 3, 2011.  Pursuant to the terms of the Agreement, Mr. Buehler will receive severance compensation equal to his base salary in effect at the time of termination for a period of six months, paid in the manner and at such times as the base salary otherwise would have been payable, and payment of the Company’s current portion of medical and dental benefits for a period of six months.  In addition, pursuant to the Agreement, all unvested portions of Mr. Buehler’s stock options would terminate.  Mr. Buehler’s stock options that have vested as of June 3, 2011 will remain exercisable until October 15, 2011.  The Agreement contains customary confidentiality provisions and a full release of any claims, known or unknown, that the parties may currently have against each other.  The term of Mr. Buehler’s post-employment non-competition and non-solicitation covenants was also reduced from 12 months to six months.  The Agreement is attached hereto as Exhibit 10.28.

Effective June 3, 2011, Michael A. Nahkunst, currently a director of the Company, began serving as our interim President and Chief Executive Officer, until a permanent successor to Mr. Buehler has been identified and appointed.

Mr. Nahkunst has been a director of our Company since November 16, 2010.  Since January 2009, Mr. Nahkunst has served as a principal of Bailiwick Capital Partners, a strategic corporate development and financial advisory firm specializing in the restaurant industry.  Prior to that time, from September 2007 until October 2008, Mr. Nahkunst served as Chief Operating Officer for Max & Erma’s Restaurants, Inc. and was a key member of the turn-around team that closed a going private transaction.  From March 2002 until March 2005, Mr. Nahkunst served as Chief Operating Officer of BJ’s Restaurants, a micro-brewery and sports bar concept, spearheading key strategic operational and corporate development plans for its national growth.  His other restaurant experiences include executive-level positions at BJ’s Restaurants Inc., Big Rock Restaurant Group, The Cheesecake Factory, Inc., as well as senior-level positions at Brinker International Inc.  Mr. Nahkunst attended the University of Texas at Austin, School of Business.  Mr. Nahkunst has extensive experience in the restaurant industry, including serving in executive-level positions at many restaurant concepts.

Mr. Nahkunst’s compensation as interim President and Chief Executive Officer includes an annual base salary of $350,000 in addition to a temporary housing allowance of $1,500 per month.  He is also eligible to receive bonuses under our annual incentive bonus plan, to receive stock option grants under our stock award plans, and to participate in our other insurance and employee benefit plans.

Item 8.01  Other Events.

On June 6, 2011, we issued a press release announcing, among other things, the resignation of Mr. Buehler and the appointment of Mr. Nahkunst.  A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.28      Separation Agreement dated as of June 3, 2011 between the Company and Marc A. Buehler.

99.1        Press Release dated June 6, 2011 announcing Mr. Buehler’s resignation and Mr. Nahkunst’s appointment as interim President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2011	KONA GRILL, INC.

	By:	/s/ Mark S. Robinow
Mark S. Robinow
Executive Vice President, Chief Financial Officer, and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.28	Separation Agreement, dated as of June 3, 2011, between the Company and Marc A. Buehler
99.1	Press Release dated June 6, 2011 announcing Mr. Buehler’s resignation and Mr. Nahkunst’s appointment as interim President and Chief Executive Officer.